(WPS Resources Corporation letterhead)

For Release: November 3, 2005

WPS RESOURCES CORPORATION
REPORTS EARNINGS FOR THIRD QUARTER OF 2005

Green Bay, WI - WPS Resources Corporation (NYSE: WPS) announces the following:

Highlights:
•
Third quarter and year-to-date basic earnings per share are up 35% and 65%, respectively, compared to the same periods in the prior year, primarily due to improvements in our nonregulated segments, driven by outstanding financial results at WPS Power Development.

•
Third quarter earnings at our utility segments decreased $4.3 million (14.9%), compared to the same quarter in the prior year, largely due to the negative impact rising natural gas prices had on margin at the electric utility segment.

•	Based on our strong year-to-date performance, we are raising the 2005 basic earnings per share guidance range to between $4.02 and $4.13.

WPS Resources' income available for common shareholders was $138.0 million for the nine-month period ended September 30, 2005, compared with $82.0 million for the nine-month period ended September 30, 2004. Basic earnings per share of WPS Resources' common stock were $3.63 for the nine months ended September 30, 2005, compared with $2.20 for the nine months ended September 30, 2004.

WPS Resources' income available for common shareholders was $48.2 million for the quarter ended September 30, 2005, compared with $34.8 million for the quarter ended September 30, 2004. Basic earnings per share of WPS Resources' common stock were $1.26 for the third quarter of 2005, compared with $0.93 for the third quarter of 2004.

"Due largely to improved performance at our nonregulated operations, financial results exceeded our annualized earnings guidance," stated Larry Weyers, WPS Resources' Chairman, President, and CEO. "Sunbury has taken advantage of favorable market conditions and

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

continues to be the primary driver behind WPS Power Development's significant year-to-date earnings increase. Despite a decrease in electric utility earnings in the third quarter of 2005 compared to the same period in 2004, which was driven by fuel and purchased power costs that were above what was allowed in the 2005 base rate case, our year-to-date electric utility earnings also improved due to significantly warmer summer weather compared to the prior year," he said.

Year-To-Date Results
The following tables depict income available for common shareholders and revenue for the nine-month periods ended September 30, 2005, and September 30, 2004, and include a reconciliation of the increase in basic earnings per share for the nine months ended September 30, 2005, compared to the same period in 2004.

WPS Resources' Income and Revenue
For the Nine Months Ended September 30, 2005 and September 30, 2004

	Income (Loss)		Revenue
Segment	2005 (in millions)	2004 (in millions)	2005 (in millions)	2004 (in millions)
Electric Utility	$72.4	$60.2	$782.9	$672.7
Gas Utility	8.6	9.9	336.2	288.8
WPS Energy Services	25.3	16.7	3,357.1	2,522.3
WPS Power Development	28.7	(5.0)	167.2	98.5
Holding Company and Other	3.0	0.2	0.9	0.9
Intersegment Eliminations	-	-	(72.6)	(44.8)
Total WPS Resources	$138.0	$82.0	$4,571.7	$3,538.4

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Nine Months Ended September 30, 2005 and September 30, 2004

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Increase in Electric Utility Margin	$17.2	$.27
Decrease in WPS Energy Services' Electric Margin	(9.2)	(.15)
Increase in WPS Energy Services' Gas Margin	30.3	.48
Increase in WPS Power Development's Margin	45.2	.71
Increase in Depreciation and Decommissioning Expense	(41.2)	(.65)
Gain on Sale of Emission Allowances	86.8	1.37
Impairment Loss	(80.6)	(1.27)
Increase in Miscellaneous Income	42.0	.66
Increase in Interest Expense	(12.0)	(.19)
Provision for Income Taxes		.26
Change in Other Items and Rounding		(.06)
Total Earnings Per Share Impact		$1.43

Comparison of Weather Impact on Utility Earnings
Between the Nine Months Ended September 30, 2005 and September 30, 2004

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	4% warmer	$(0.01)	$(0.06)
Cooling Compared with Normal	29% warmer	0.17	-
Heating Compared with Prior Year	6% warmer	(0.02)	(0.04)
Cooling Compared with Prior Year	88% warmer	0.32	-

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

Segments
WPS Resources' Electric Utility segment includes the regulated electric utility operations of two wholly owned regulated utility subsidiaries, Wisconsin Public Service Corporation and Upper Peninsula Power Company. The Gas Utility segment consists of the natural gas utility operations at Wisconsin Public Service. Nonregulated segments include WPS Energy Services, Inc., a diversified energy supply and services company, and WPS Power Development, LLC., an electric generation company. The Holding Company and Other segment includes the operations of the WPS Resources holding company and the non-utility activities of Wisconsin Public Service and Upper Peninsula Power.

Year-to-date Highlights

•  The electric utility margin increased $17.2 million (3.8%) for the nine months ended September 30, 2005, compared to the same period in 2004. The change in the electric utility margin was significantly impacted by the sale of the Kewaunee nuclear plant on July 5, 2005, and the related power purchase agreement. Prior to the sale of the Kewaunee nuclear plant, only nuclear fuel expense was reported as a component of fuel and purchased power costs. Subsequent to the sale, all payments to Dominion Energy Kewaunee, LLC for power purchased from the Kewaunee nuclear plant are reported as components of fuel and purchased power costs. These include both variable payments for energy delivered and fixed payments. As a result of the sale, Wisconsin Public Service no longer incurs operating and maintenance expense, depreciation and decommissioning expense, or interest expense related to the Kewaunee nuclear plant. Excluding the $21.0 million of fixed payments made to Dominion Energy Kewaunee, LLC in the third quarter of 2005, the year-to-date electric utility margin increased $38.2 million, compared to the same period in the prior year. This increase was driven by the increase in electric sales volumes, due primarily to significantly warmer summer weather conditions and a retail electric rate increase, but was largely offset by higher per-unit fuel and purchased power costs that were incurred primarily during the third quarter of 2005.

•  WPS Energy Services' electric margin decreased $9.2 million (21.2%) for the nine months ended September 30, 2005, compared to the same period in 2004. The retail electric margin decreased $5.5 million, driven by a $12.6 million decrease in margin from retail electric

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005
operations in Michigan. The decrease in Michigan was partially offset by positive operating results from Advantage Energy and an increase in margin from operations in Maine and Ohio. Higher transmission-related charges resulting from the Seams Elimination Charge Adjustment and customer attrition related to tariff changes and high wholesale energy prices, have negatively impacted the margin from retail electric operations in Michigan. The increase in margin in Ohio was due to improved supply pricing, while the margin increase in Maine was due to additional load and better supply management. The margin attributed to wholesale electric operations decreased $3.7 million, driven primarily by a decrease in the margin contributed by portfolio optimization strategies. Period-by-period variability in the margin contributed by these activities is expected due to constantly changing market conditions.

•  The natural gas margin at WPS Energy Services increased $30.3 million (127.8%) for the nine months ended September 30, 2005, compared to the same period in 2004. The margin related to retail natural gas operations increased $19.5 million, largely due to improved management of supply for Ohio residential and commercial customers, and new customers in Ohio. The margin related to wholesale natural gas operations increased $10.8 million, driven primarily by a $5.0 million favorable impact related to the natural gas storage cycle and a $3.3 million favorable settlement with a counterparty. The remaining increase was related to higher margin from structured wholesale natural gas transactions.

•  WPS Power Development's margin for the nine months ended September 30, 2005, increased $45.2 million (195.7%), compared to the same period in 2004. Sunbury's margin improved $25.2 million (427.1%), primarily due to more opportunities to sell power into the market (made possible by the expiration of a fixed price outtake contract on December 31, 2004, and higher energy market prices). A $12.9 million mark-to-market gain (net of related premium amortization), and a $1.9 million realized gain on derivative instruments utilized to protect the value of a portion of WPS Power Development's Section 29 federal tax credits in 2005, 2006, and 2007 also contributed to the higher margin. Higher contracted selling prices benefited WPS Power Development's Niagara facility in New York and its Westwood facility in Pennsylvania, resulting in a combined $3.8 million margin increase at these facilities.

•  Depreciation and decommissioning expense increased $41.2 million (52.6%) for the nine months ended September 30, 2005, compared to the same period in 2004, largely due to an

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

increase of $40.3 million at Wisconsin Public Service. Approximately $38 million of the increase resulted from increased gains on decommissioning trust assets prior to the sale of the Kewaunee nuclear plant. The remaining increase related to continued capital investment, partially offset by a decrease in depreciation that resulted from the sale of the Kewaunee nuclear plant in July 2005. Prior to the sale of the Kewaunee nuclear plant, realized gains on decommissioning trust assets were partially offset by decommissioning expense pursuant to regulatory practice (see discussion of miscellaneous income below).

•  WPS Power Development completed the sale of Sunbury's allocated emission allowances for $109.9 million in May 2005, resulting in a pre-tax gain of $85.9 million. WPS Power Development also sold a small amount of Sunbury's emission allowances in the first quarter of 2005, recognizing a pre-tax gain of $0.9 million. Partially offsetting the gain on the sale of emission allowances, WPS Power Development recorded a non-cash, pre-tax impairment charge of $80.6 million in the second quarter of 2005 to reduce the carrying value of the Sunbury generation assets to fair value. The impairment charge reflects the reduction in the fair value of the Sunbury assets without the related emission allowances. The following table summarizes the impact on income before taxes of Sunbury transactions that occurred during the nine months ended September 30, 2005.

(In Millions)	Increase/(Decrease) To Income Before Taxes
Gain on sale of emission allowances	$86.8
Impairment loss	(80.6)
Termination of interest rate swap (discussed in more detail below)	(9.1)
Write-down of spare parts inventory (recorded in operating and maintenance expense)	(0.7)
Impact on income before taxes	$(3.6)

•  Miscellaneous income increased $42.0 million for the nine months ended September 30, 2005, compared to the same period in 2004. Approximately $38 million of the increase in miscellaneous income related to realized gains on the nonqualified nuclear decommissioning trust assets. The nonqualified decommissioning trust assets were placed in more conservative investments in the second quarter of 2005 in anticipation of the sale of the Kewaunee nuclear plant, which was completed on July 5, 2005. Pursuant to regulatory practice, the increase in miscellaneous income related to the realized gains was offset by an increase in decommissioning expense. An increase of $6.2 million in equity earnings from

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

WPS Resources' investment in American Transmission Company and a $1.5 million write-off in the first quarter of 2004 of previously deferred financing costs associated with the redemption of trust preferred securities also contributed to the increase in miscellaneous income. The increases were partially offset by a $2.6 million increase in the loss recognized by WPS Power Development from its investments in a synthetic fuel producing facility and a $1.4 million decrease in equity earnings from Wisconsin River Power Company (resulting from fewer land sales during the nine months ended September 30, 2005, compared to the same period in 2004). The increased loss related to the synthetic fuel producing facility was driven by more production being allocated to WPS Power Development's subsidiary (ECO Coal Pelletization #12 LLC) for the nine months ended September 30, 2005, compared to the same period in 2004, and an increase in the cost of fuel produced from this facility.

•  Interest expense increased $12.0 million (27.1%) for the nine months ended September 30, 2005, compared to the nine months ended September 30, 2004. The increase in interest expense was primarily related to terminating the interest rate swap pertaining to Sunbury's non-recourse debt obligation in the second quarter of 2005. The interest rate swap was previously designated as a cash flow hedge and, as a result, the mark-to-market losses were recorded as a component of other comprehensive income. WPS Resources is required to recognize the amount accumulated within other comprehensive income as a component of interest expense when the hedged transactions (future interest payments on debt) are no longer probable of occurring. As a result, the restructuring of the Sunbury non-recourse debt to a WPS Resources' obligation in June 2005 triggered the recognition of $9.1 million of interest expense related to the mark-to-market value of the swap at the date of restructuring. The remaining increase in interest expense was primarily related to an increase in the average level of short-term debt outstanding during the nine months ended September 30, 2005, compared to the same period in 2004.

•  An increase in the amount of Section 29 federal tax credits recognized for the nine months ended September 30, 2005, compared to the same period in the prior year, contributed to the increase in income available for common shareholders. Our ownership interest in the synthetic fuel operation resulted in recognizing the tax benefit of Section 29 federal tax credits totaling $24.1 million for the nine months ended September 30, 2005, and $15.9 million for the nine months ended September 30, 2004. In compliance with generally accepted

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

accounting principles, the amount of Section 29 federal tax credits recognized is based upon the estimated annual effective tax rate and is not necessarily reflective of tax credits produced during the period. For the year ending December 31, 2005, we expect to recognize the benefit of Section 29 federal tax credits totaling approximately $25.7 million. For the year ended December 31, 2004, we recognized the benefit of $27.8 million of Section 29 federal tax credits.

Third Quarter Results
The following tables depict income available for common shareholders and revenue for the quarters ended September 30, 2005 and September 30, 2004, and include a reconciliation of the increase in basic earnings per share for the quarter ended September 30, 2005, compared to the same quarter in 2004.

WPS Resources' Income and Revenue
For the Quarters Ended September 30, 2005 and September 30, 2004

	Income (Loss)		Revenue
Segment	2005 (in millions)	2004 (in millions)	2005 (in millions)	2004 (in millions)
Electric Utility	$28.0	$32.1	$298.6	$239.0
Gas Utility	(3.5)	(3.3)	71.8	45.6
WPS Energy Services	8.9	2.5	1,340.9	779.5
WPS Power Development	13.2	4.2	77.8	38.9
Holding Company and Other	1.6	(0.7)	0.3	0.3
Intersegment Eliminations	-	-	(32.1)	(11.4)
Total WPS Resources	$48.2	$34.8	$1,757.3	$1,091.9

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

Detail of WPS Resources' Earnings and Earnings Per Share Changes
Between the Quarters Ended September 30, 2005 and September 30, 2004

	Dollar Impact In millions (Before Tax)	Earnings Per Share Impact (After Tax)
Decrease in Electric Utility Margin	$(15.7)	$(.25)
Decrease in WPS Energy Services' Electric Margin	(6.9)	(.11)
Increase in WPS Energy Services' Gas Margin	22.1	.35
Increase in WPS Power Development's Margin	19.6	.31
Change in Other Items and Rounding		.03
Total Earnings Per Share Impact		$.33

Comparison of Weather Impact on Utility Earnings
Between the Quarters Ended September 30, 2005 and September 30, 2004

	Percent Change	Electric EPS Impact (After Tax)	Gas EPS Impact (After Tax)
Heating Compared with Normal	53% warmer	$-	$(0.01)
Cooling Compared with Normal	18% warmer	0.07	-
Heating Compared with Prior Year	43% warmer	-	-
Cooling Compared with Prior Year	53% warmer	0.16	-

Third Quarter Highlights

•  The electric utility margin decreased $15.7 million (9.6%) for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004. Wisconsin Public Service's electric margin decreased $16.6 million; however, excluding the $21.0 million of fixed payments made for power purchased from Dominion Energy Kewaunee, LLC in the third quarter of 2005 (discussed within Year-to-date Highlights above), Wisconsin Public Service's electric margin increased $4.4 million compared to the third quarter of 2004. The increase was driven by a significant increase in electric sales volumes due to warm weather conditions and a retail electric rate increase, but was largely offset by higher per-unit fuel and purchased power costs. Fuel and purchased power costs incurred by Wisconsin Public Service during the third quarter of 2005 exceeded the amount it was allowed to recover per the approved 2005 base rate case, which drove a $4.1 million decrease in electric utility earnings compared to the third quarter of 2004, despite favorable weather conditions.

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

•  WPS Energy Services' electric margin decreased $6.9 million (37.7%) for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004. The margin attributed to wholesale electric operations decreased $6.7 million, driven primarily by a decrease in the margin contributed by portfolio optimization strategies. Period-by-period variability in the margin contributed by these activities is expected due to constantly changing market conditions. The retail electric margin decreased $0.2 million for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004, primarily related to a $4.4 million decrease in margin from retail electric operations in Michigan, partially offset by a $3.4 million increase in margin from operations in Maine and Ohio.

•  The natural gas margin at WPS Energy Services increased $22.1 million for the quarter ended September 30, 2005, compared to the quarter ended September 30, 2004. The margin related to retail natural gas operations increased $12.1 million, largely due to improved management of supply for Ohio residential and commercial customers. The margin related to wholesale natural gas operations increased $10.0 million, primarily driven by the natural gas storage cycle. The natural gas storage cycle had a $10.4 million favorable impact on WPS Energy Services' natural gas margin, compared to the quarter ended September 30, 2004.

•  WPS Power Development's margin for the quarter ended September 30, 2005, increased $19.6 million (163.3%), compared to the quarter ended September 30, 2004. A $9.0 million mark-to-market gain (net of related premium amortization), and a $1.9 million realized gain on derivative instruments utilized to protect the value of a portion of WPS Power Development's Section 29 federal tax credits in 2005, 2006, and 2007 contributed to the higher margin. Also, Sunbury's margin improved $8.7 million (193.5%), primarily due to more opportunities to sell power into the market (made possible by the expiration of a fixed price outtake contract on December 31, 2004, and higher energy market prices). The favorable energy prices made it economical for Sunbury to operate all available solid fuel units during the third quarter of 2005.

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

2005 EARNINGS FORECAST
In 2005, we are continuing to manage our portfolio of businesses to achieve utility and nonregulated growth but we are placing emphasis on regulated growth (as demonstrated by the announcement of a planned acquisition of Aquila's natural gas distribution operations in Michigan and Minnesota), which balances our exposure to the risks of nonregulated markets. In all of our business units, we continue to utilize financial tools commonly used in the industry to help mitigate risk for the benefit of both shareholders and customers. Also, our asset management strategy will continue to deliver shareholder return from certain asset transactions. Our long-term basic earnings per share growth rate target remains at 6% to 8% on an average annualized basis, with fluctuations in any given year that may be above or below that targeted range. Our 2005 basic earnings per share guidance is between $4.02 and $4.13, assuming normal weather for the remainder of the year, availability of our generation units, and completion of our planned land sales. Earnings per share guidance does not reflect potential future mark-to-market gains or losses on derivative instruments utilized to protect the value of a portion of Section 29 tax credits in 2006 and 2007. The guidance also does not reflect the cumulative effect adjustment that may be required upon our adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, which is effective December 31, 2005.

CONFERENCE CALL
An earnings conference call is scheduled for 3 p.m. central time on Thursday, November 3. Larry L. Weyers, WPS Resources’ Chairman, President and Chief Executive Officer, will discuss third quarter 2005 financial results. To access the call, which is open to the public, call 888-690-9634 (toll free) 15 minutes prior to the scheduled start time. Callers will be required to supply EARNINGS as the passcode and MR. LARRY WEYERS as the leader. Callers will be placed on hold with music until the call begins. A replay of the conference call will be available through November 17, 2005, by dialing 800-873-2035.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," and other similar words. Although we believe we

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

have been prudent in our plans and assumptions, there can be no assurance that indicated results will be realized. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise. We recommend that you consult any further disclosures we make on related subjects in our 10-Q, 8-K, and 10-K reports to the Securities and Exchange Commission.

The following is a cautionary list of risks and uncertainties that may affect the assumptions which form the basis of forward-looking statements relevant to our business. These factors, and other factors not listed here, could cause actual results to differ materially from those contained in forward-looking statements.

•  Receipt of required regulatory approvals for the acquisition of the Michigan and Minnesota natural gas distribution operations from Aquila;
•  Resolution of pending and future rate cases and negotiations (including the recovery of deferred costs) and other regulatory decisions regarding Wisconsin Public Service Corporation and Upper Peninsula Power Company;
•  The impact of recent and future federal and state regulatory changes, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, changes in environmental, tax, and other laws and regulations to which WPS Resources and its subsidiaries are subject, as well as changes in application of existing laws and regulations;
•  Current and future litigation, regulatory investigations, proceedings or inquiries, including manufactured gas plant site cleanup and pending Environmental Protection Agency investigations of Wisconsin Public Service Corporation's generation facilities;
•  Resolution of audits by the Internal Revenue Service and various state revenue agencies;
•  The effects, extent, and timing of additional competition in the markets in which WPS Resources Corporation's subsidiaries operate;

WPS Resources Corporation Reports Earnings for Third Quarter of 2005

November 3, 2005

•  The impact of fluctuations in commodity prices, interest rates, and customer demand;
•  Available sources and costs of fuels and purchased power;
•  Ability to control costs (including costs of decommissioning generation facilities);
•  Investment performance of employee benefit plans;
•  Advances in technology;
•  Effects of and changes in political, legal, and economic conditions and developments in the United States and Canada;
•  The performance of projects undertaken by nonregulated businesses and the success of efforts to invest in and develop new opportunities;
•  Potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed (such as the acquisition of the Michigan and Minnesota natural gas distribution operations from Aquila, construction of the Weston 4 generation plant and construction of the Wausau, Wisconsin, to Duluth, Minnesota, transmission line);
•  The direct or indirect effect resulting from terrorist incidents or responses to such incidents;
•  Financial market conditions and the results of financing efforts, including credit ratings and risks associated with commodity prices, interest rates, and counterparty credit;
•  Weather and other natural phenomena; and
•  The effect of accounting pronouncements issued periodically by standard-setting bodies.

For additional information, see attached financials or contact:

Joseph P. O'Leary, Senior Vice President and Chief Financial Officer
WPS Resources Corporation
(920) 433-1463

or

Donna M. Sheedy, Manager Investor Relations
WPS Resources Corporation
(920) 433-1857

//END//

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended		Nine Months Ended
(Unaudited)	September 30		September 30
(Millions, except per share amounts)	2005	2004	2005	2004

Nonregulated revenue	$1,396.0	$812.8	$3,478.1	$2,596.8
Utility revenue	361.3	279.1	1,093.6	941.6
Total revenues	1,757.3	1,091.9	4,571.7	3,538.4

Nonregulated cost of fuel, gas, and purchased power	1,335.2	784.5	3,324.2	2,499.9
Utility cost of fuel, gas, and purchased power	190.5	97.3	526.8	404.9
Operating and maintenance expense	124.0	123.9	399.4	394.1
Depreciation and decommissioning expense	23.8	26.1	119.6	78.4
Gain on sale of emission allowances	-	-	(86.8)	-
Impairment loss	-	-	80.6	-
Taxes other than income	11.8	11.5	35.7	34.8
Operating income	72.0	48.6	172.2	126.3

Miscellaneous income	9.6	9.9	62.8	20.8
Interest expense	(15.6)	(14.9)	(56.2)	(44.2)
Minority interest	1.2	1.2	3.4	2.3
Other income (expense)	(4.8)	(3.8)	10.0	(21.1)

Income before taxes	67.2	44.8	182.2	105.2
Provision for income taxes	18.3	9.3	41.9	20.9
Net income before preferred stock dividends of subsidiary	48.9	35.5	140.3	84.3

Preferred stock dividends of subsidiary	0.7	0.7	2.3	2.3
Income available for common shareholders	$48.2	$34.8	$138.0	$82.0

Average shares of common stock
Basic	38.2	37.4	38.0	37.2
Diluted	38.6	37.6	38.3	37.5

Earnings per common share
Basic	$1.26	$0.93	$3.63	$2.20
Diluted	$1.25	$0.93	$3.60	$2.19

Dividends per common share declared	$0.565	$0.555	$1.675	$1.645

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)	September 30	December 31
(Millions)	2005	2004

Assets
Cash and cash equivalents	$27.4	$40.0
Accounts receivable - net of reserves of $9.4 and $8.0, respectively	796.6	531.3
Accrued unbilled revenues	71.2	113.2
Inventories	272.9	196.1
Current assets from risk management activities	1,355.9	376.5
Assets held for sale	0.8	24.1
Other current assets	70.9	91.5
Current assets	2,595.7	1,372.7

Property, plant, and equipment, net of reserves of $1,097.9 and $1,588.5, respectively	2,056.0	2,076.5
Nuclear decommissioning trusts	-	344.5
Regulatory assets	234.7	160.9
Long-term assets from risk management activities	241.0	74.6
Other	351.1	347.6
Total assets	$5,478.5	$4,376.8

Liabilities and Shareholders' Equity
Short-term debt	$148.0	$292.4
Current portion of long-term debt	3.7	6.7
Accounts payable	851.2	589.4
Current liabilities from risk management activities	1,364.0	338.6
Deferred income taxes	4.4	9.1
Other current liabilities	153.4	73.2
Current liabilities	2,524.7	1,309.4

Long-term debt	869.6	865.7
Deferred income taxes	18.6	71.0
Deferred investment tax credits	15.1	16.2
Regulatory liabilities	379.3	288.3
Environmental remediation liabilities	66.9	68.4
Pension and postretirement benefit obligations	77.5	94.6
Long-term liabilities from risk management activities	197.8	62.5
Asset retirement obligations	2.8	366.6
Other	109.7	91.2
Long-term liabilities	1,737.3	1,924.5

Commitments and contingencies

Preferred stock of subsidiary with no mandatory redemption	51.1	51.1
Common stock equity	1,165.4	1,091.8
Total liabilities and shareholders' equity	$5,478.5	$4,376.8

WPS RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)	Nine Months Ended
	September 30
(Millions)	2005	2004
Operating Activities
Net income before preferred stock dividends of subsidiary	$140.3	$84.3
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and decommissioning	119.6	78.4
Amortization of nuclear fuel and other	43.0	35.2
Realized gain on investments held in trust, net of regulatory deferral	(15.7)	(3.3)
Pension and postretirement expense	37.8	30.4
Pension and postretirement funding	(8.2)	-
Deferred income taxes and investment tax credit	(41.3)	9.2
Unrealized gains on nonregulated energy contracts	(22.0)	-
Gain on sale of partial interest in synthetic fuel operation	(5.5)	(5.6)
Gain on sale of emission allowances	(86.8)	-
Impairment loss	80.6	-
Deferral of Kewaunee outage costs	(57.8)	-
Other	(31.8)	(20.8)
Changes in working capital
Receivables, net	(231.8)	137.6
Inventories	(52.4)	(15.1)
Other current assets	6.4	(0.1)
Accounts payable	258.0	(57.5)
Other current liabilities	40.0	(13.4)
Net cash provided by operating activities	172.4	259.3

Investing Activities
Capital expenditures	(293.7)	(199.4)
Sale of property, plant and equipment	3.8	4.7
Sale of emission allowances	110.9	-
Purchase of equity investments and other acquisitions	(48.5)	(37.5)
Proceeds from sale of Kewaunee power plant	112.5	-
Proceeds from liquidation of non-qualified decommissioning trust	127.1	-
Other	(1.0)	22.3
Net cash provided by (used for) investing activities	11.1	(209.9)

Financing Activities
Short-term debt, net	(141.8)	102.4
Repayment of long-term debt and note to preferred stock trust	(1.9)	(105.7)
Payment of dividends
Preferred stock	(2.3)	(2.3)
Common stock	(63.0)	(60.9)
Issuance of common stock	23.7	22.3
Other	(10.8)	(0.8)
Net cash used for financing activities	(196.1)	(45.0)
Change in cash and cash equivalents	(12.6)	4.4
Cash and cash equivalents at beginning of period	40.0	50.7
Cash and cash equivalents at end of period	$27.4	$55.1